Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

VICTORIA’S SECRET & CO.

FIRST.  The name of the Corporation is: Victoria’s Secret & Co.

SECOND.  The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, Wilmington, Delaware, County of New Castle 19801, and the name of its registered agent at that address is The Corporation Trust Company.

THIRD.  The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law (the “DGCL”).

FOURTH.

Section 1.  Capital Stock. The Corporation shall be authorized to issue two classes of stock to be designated, respectively, “Preferred Stock” and “Common Stock”; the total number of shares which the Corporation shall have authority to issue is One Billion Ten Million (1,010,000,000); the total number of shares of Preferred Stock shall be Ten Million (10,000,000) and each such share shall have a par value of $0.01; and the total number of shares of Common Stock shall be One Billion (1,000,000,000) and each such share shall have a par value of $0.01.

Section 2.  Preferred Stock.

2.1  Series and Limits of Variations between Series. Any unissued or treasury shares of the Preferred Stock may be issued from time to time in one or more series for such consideration as may be fixed from time to time by the Board of Directors and each share of a series shall be identical in all respects with the other shares of such series, except that, if the dividends thereon are cumulative, the date from which they shall be cumulative may differ. Before any shares of Preferred Stock of any particular series shall be issued, a certificate shall be filed with the Secretary of State of Delaware setting forth the designation, rights, privileges, restrictions, and conditions to be attached to the Preferred Stock of such series and such other matters as may be required, and the Board of Directors shall fix and determine, and is hereby expressly empowered to fix and determine, in the manner provided by law, the particulars of the shares of such series (so far as not inconsistent with the provisions of this Article applicable to all series of Preferred Stock), including, but not limited to, the following:

2.1.1  the distinctive designation of such series and the number of shares which shall constitute such series, which number may be increased (except where otherwise provided by the Board of Directors in creating such series) or decreased (but not below the number of shares thereof then outstanding) from time to time by like action of the Board of Directors;

2.1.2  the annual rate of dividends payable on shares of such series, the conditions upon which such dividends shall be payable and the date from which dividends shall be cumulative in the event the Board of Directors determines that dividends shall be cumulative;

2.1.3  whether such series shall have voting rights, in addition to the voting rights provided by law and, if so, the terms of such voting rights;

2.1.4  whether such series shall have conversion privileges and, if so, the terms and conditions of such conversion, including, but not limited to, provision for adjustment of the conversion rate upon such events and in such manner as the Board of Directors shall determine;

2.1.5  whether or not the shares of such series shall be redeemable and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

2.1.6  whether such series shall have a sinking fund for the redemption or purchase of shares of that series and, if so, the terms and amount of such sinking fund;

2.1.7  the rights of the shares of such series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and

2.1.8  any other relative rights, preferences and limitations of such series.

Section 3.  Common Stock.

3.1  Issuance and Consideration. Any unissued or treasury shares of the Common Stock may be issued for such consideration as may be fixed in accordance with applicable law from time to time by the Board of Directors.

3.2  Voting Rights. At every meeting of the stockholders every holder of Common Stock shall be entitled to one vote, in person or by proxy, for each share of Common Stock standing in the name of such stockholder on the books of the Corporation, on each matter on which the stockholders generally are entitled to vote.

3.3  Dividends. Subject to the rights of holders of the Preferred Stock, the holders of the Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of the assets of the Corporation which are by law available therefor, dividends payable either in cash, in property, or in shares of stock and the holders of the Preferred Stock shall not be entitled to participate in any such dividends (unless otherwise provided by the Board of Directors in any resolution providing for the issue of a series of Preferred Stock).

3.4  Rights in Event of Dissolution. In the event of any dissolution, liquidation or winding up of the affairs of the Corporation, either voluntarily or involuntarily, the holders of the Common Stock shall be entitled, after payment or provision for payment of the debts and other liabilities of the Corporation and the amounts to which the holders of the Preferred Stock shall be entitled, to share ratably in the remaining assets of the Corporation to the exclusion of the Preferred Stock (unless otherwise provided by the Board of Directors in any resolution providing for the issue of a series of Preferred Stock). Neither the merger or consolidation of the Corporation, nor the sale, lease or conveyance of all or part of its assets, shall be deemed to be a liquidation, dissolution or winding up of the affairs of the Corporation within the meaning of this Section 3.4.

FIFTH.  Amendment of Bylaws by Directors. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind the bylaws of the Corporation.

SIXTH.

Section 1.  Election of Directors. Subject to the right of the holders of any class or series of Preferred Stock to elect one or more directors of the Corporation, each director shall be elected for a term expiring at the next annual meeting, and shall hold office until such director’s successor is elected and qualified or until such director’s earlier death, resignation or removal.

Section 2.  Election by Holders of Preferred Stock. During any period when the holders of any Preferred Stock or any one or more series thereof, voting as a class, shall be entitled to elect a specified number of directors, by reason of divided arrearages or other provisions giving them the right to do so, then and during such time as such right continues (i) the then otherwise authorized number of directors shall be increased by such specified number of directors, and the holders of such Preferred Stock or such series thereof, voting as a class, shall be entitled to elect the additional directors so provided for, pursuant to the provisions of such Preferred Stock or series; (ii) each such additional director shall serve for such term, and have such voting powers, as shall be stated in the provisions pertaining to such Preferred Stock or series; and (iii) whenever the holders of any such Preferred Stock or series thereof are divested of such rights to elect a specified number of directors, voting as a class, pursuant to the provisions of such Preferred Stock or series, the terms of office of all directors elected by the holders of such Preferred Stock or series, voting as a class pursuant to such provisions or elected to fill any vacancies resulting from the death, resignation or removal of directors so elected by the holders of such Preferred Stock or series, shall forthwith terminate and the authorized number of directors shall be reduced accordingly.

Section 3.  Cumulative Voting. There shall be no cumulative voting in the election of directors.

Section 4.  Elimination of Certain Personal Liability of Directors. A director of this Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of any fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derives an improper personal benefit. If the DGCL is amended after approval by the stockholders of this Section to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. The foregoing limitation on liability shall not apply to acts or omissions occurring prior to the effective date of this Section.

SEVENTH.  No action shall be taken by the stockholders except at an annual or special meeting of stockholders.

EIGHTH.  Any director may be removed at any annual or special stockholders’ meeting, with or without cause, upon the affirmative vote of the holders of not less than a majority of the outstanding shares of capital stock of the Corporation at that time entitled to vote generally in the election of directors, voting together as a single class; provided, that directors who shall have been elected by the holders of a series or class of Preferred Stock, voting separately as a class, shall be removed only pursuant to the provisions establishing the rights of such series or class to elect such directors.

NINTH.  Amendments Generally. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred on stockholders herein are granted subject to this reservation.